DICK'S SUPERMARKETS, INC.

                                  June 16, 2001


Robert J. Brodbeck
1035 East Highway 151
Platteville, WI  53818-0656

     Re:  Employment Agreement

Dear Bob:

     We are pleased to offer you continued employment as the President of Dick's Supermarkets, Inc. (the "Company") on the following terms:

     1. Your employment with the Company is hereby being reaffirmed as of the date hereof in the position set forth above, and your employment under this agreement shall continue for a period of one year from the date hereof. The initial term of this agreement may be extended by mutual written agreement between you and the Company entered into at least thirty (30) days prior to the otherwise scheduled initial termination date. Any such extension shall be on such terms and conditions as you and the Company shall mutually agree. Your employment during the initial term of this agreement may not be terminated by the Company or you under any circumstances, although the Company may request that you no longer actively perform your duties hereunder as long as it continues to pay you your salary, the first guaranteed bonus amount and the other benefits provided below for the remainder of the otherwise scheduled initial term.

     2. You will continue to have the same duties and responsibilities as President of the Company with respect to its supermarkets and bakery and delicatessen manufacturing facility operations as are consistent with past practice, subject only to your reporting obligations to, and the reasonable directions and requests of, the President and CEO of Fresh Brands, Inc. (and his designees).

     3. You agree to devote your full business time and attention, and your best efforts, to the Company's business and performing your duties and responsibilities as President thereof, as well as to such other additional duties and responsibilities for the Company, Schultz Sav-O Stores, Inc., Fresh Brands, Inc. or its affiliates as may be assigned to you from time to time by the President and CEO of Fresh Brands, Inc. (or his designees).

     4. During the initial term, you will be compensated at an annual base salary equal to $150,000, payable in accordance with the Company's standard payroll policies in existence from time to time. Your base salary will be reviewed at the end of 2001 by the Board of Directors of Fresh Brands, Inc. in accordance with its standard policy for year-end officer salary review. As a result, your base salary may be increased after such review, but may not be decreased.

     5. You will be entitled to receive a "guaranteed" bonus of $15,000 paid on or before December 31, 2001. Additionally, you will be entitled to another "guaranteed" bonus of $25,000 paid at the end of your initial employment term; provided, that you are then still actively involved in performing your duties hereunder. You may also receive an additional discretionary bonus of up to $20,000 paid on or before the end of your initial employment term, as may be determined in the discretion of the CEO or Board of Directors of Fresh Brands, Inc., if and to the extent you are successful in achieving the integration goals and objectives mutually determined by you and the President and CEO of Fresh Brands, Inc. and if and to the extent you are successful in achieving the financial performance and other goals and objectives mutually determined by you and the President and CEO of Fresh Brands, Inc. Prior to December 1, 2001, you and the President and CEO of Fresh Brands, Inc. will enter into good faith negotiations to replace the guaranteed and discretionary bonus payments to you described above due after December 31, 2001 with a mutually agreeable performance based plan. In the absence of being able to reach agreement on such a plan, the bonus payments outlined above will remain in full effect.

     6. In addition, tomorrow, you will receive a grant of stock options to acquire 30,000 shares of Fresh Brands, Inc. common stock under its 2001 stock option plan, subject to the standard terms and conditions of all such stock option grants made to senior executive officers of Schultz Sav-O Stores, Inc. (e.g., exercise price equal to today's closing sale price of Fresh Brand's stock, pro-rata vesting over a three year period, ten-year option term, subject to earlier termination upon employment termination (then vested options expire three-months after termination)) and your execution of Schultz's standard stock option agreement evidencing the same. Nothing herein shall supersede the terms and conditions of such stock option agreement.

     7. You may also continue to participate in the other benefit plans which the Company from time to time makes available to its senior level employees hereafter, but in no event providing less benefits, taken as a whole, than as previously provided to you (but without taking into account any benefits previously accorded to you with respect to a company car or your prior life insurance arrangements). Additionally, after your employment is terminated, the Company will continue to provide you with health insurance coverage for the three-year period following termination. The first 18 months of such coverage shall be paid for by the Company and the remaining 18 months of coverage would be paid for by you.

     8. Your noncompetition agreement set forth in Section 5.14 of the Stock Purchase Agreement dated as of April 17, 2001 is hereby incorporated by reference and (only if longer than the five-year post-closing noncompetition term set forth in such agreement) shall extend for a period of two years after your employment termination date. Nothing herein shall supersede your noncompetition agreement set forth in the Stock Purchase Agreement.

     9. This agreement represents the only obligations of the Company to you, and the only rights of you against the Company, in connection with your employment with and by the Company or relating to compensation for services to be provided by you to the Company, and all other agreements or understandings, whether written or oral, shall be null and void with no further obligation or liability by the Company to you. Nothing herein shall supersede the general release you provided to the Company dated as of this date.

     10. This agreement, and your compliance with its terms and conditions (other than as a result of your death or disability), is a material term and condition to, and is a principal basis upon which, Fresh Brands, Inc. and Schultz Sav-O Stores, Inc. are causing its affiliate to enter into the Stock Purchase Agreement.

     We look forward to a mutually beneficial long-term relationship with you. Please accept employment with the Company under the terms outlined above by signing this letter agreement below and returning it to me.

                                     Very truly yours,

                                     Dick's Supermarket, Inc.


                                     By:  /s/ Elwood F. Winn
                                         ---------------------------------------
                                          Elwood F. Winn
                                          Chairman

I accept this offer of employment and agree to be bound by all of the terms and conditions set forth above, all as of the date above.


/s/ Robert J. Brodbeck
---------------------------------------
Robert J. Brodbeck